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                                                                    EXHIBIT 99.2

                     ROCKY SHOES & BOOTS, INC.

                     Company Contact:      Jim McDonald
                                           Chief Financial Officer
                                           (740) 753-1951

                     Investor Relations:   Integrated Corporate Relations, Inc.
                                           Brendon E. Frey/Chad A. Jacobs
                                           (203) 682-8200


         ROCKY SHOES & BOOTS ANNOUNCES ORDER WITH UNITED STATES MILITARY


NELSONVILLE, Ohio, February 14, 2005 - Rocky Shoes & Boots, Inc. (Nasdaq: RCKY) today announced it has received an order from the United States Military to produce Infantry Combat Boots ("ICB's") for approximately $21 million. Shipment of the ICB's is expected to begin in the second quarter of fiscal 2005 with an estimated completion date of December 2005. All of the ICB's will be manufactured in the Company's factory in Moca, Puerto Rico.

Mike Brooks, Chairman and Chief Executive Officer, stated, "We are extremely excited to have been awarded this order and look forward to utilizing our domestic manufacturing capabilities in order to produce high quality boots for the U.S. Government. While our military footwear remains a small percentage of our overall business, it represents an ideal compliment to our core outdoor and occupational categories. We are committed to capitalizing on the many opportunities that lie ahead and dedicated to returning value to our shareholders."

The Company plans to update earnings guidance for fiscal 2005 when it reports fourth quarter and fiscal 2004 year-end results on February 16, 2005.

ABOUT ROCKY SHOES & BOOTS, INC.

Rocky Shoes & Boots, Inc. designs, develops, manufactures and markets premium quality rugged outdoor, occupational, and casual footwear, as well as branded apparel and accessories. The Company's footwear, apparel and accessories are marketed through several distribution channels, primarily under owned brands, ROCKY(R) and GATES(R), and as a result of the acquisition of EJ Footwear, GEORGIA BOOT(R), LEHIGH(R), DURANGO, and licensed brands, DICKIES(R) and JOHN DEERE(R).

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company's business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected historical results, and could in the future affect the Company's businesses and financial results in
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future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.



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